Exhibit 10.1
THIS PROMISSORY NOTE AND THE SECURITIES INTO WHICH THIS PROMISSORY NOTE IS CONVERTIBLE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SHARES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS.
CONVERTIBLE NEGOTIABLE PROMISSORY NOTE
Pure Cycle Corporation

$5,200,000	Denver, Colorado
September 28, 2010
FOR VALUE RECEIVED, Pure Cycle Corporation, a Colorado corporation (“Pure Cycle”), hereby promises to pay to the order of PAR Investment Partners, L.P., a Delaware limited partnership (the “Holder”), at One International Place, Suite 2401, Boston, Massachusetts 02110, or at such other place or places as Holder may designate from time to time, the principal sum of Five Million Two Hundred Thousand Dollars ($5,200,000), together with interest on the unpaid principal balance outstanding at the rate of ten percent (10%) per annum, such interest to accrue from the date hereof until this Note is paid in full; provided, however, that in no event shall the rate of interest exceed the maximum rate, if any, allowable under applicable law. All such payments of principal and interest shall be made in lawful money of the United States of America.
1.
Maturity. The entire principal balance, together with all accrued and unpaid interest, shall be due and payable in full on January 15, 2012 (the “Maturity Date”). All payments received hereunder shall be applied first to accrued interest and second to principal.

2.
Conversion. At the first annual meeting of shareholders of Pure Cycle held after the date hereof, Pure Cycle shall seek shareholder approval authorizing the Holder of this Note to convert all of the outstanding principal and, accrued and unpaid, interest under this Note into common stock of the Company as provided below. If shareholder approval is obtained, all outstanding principal and accrued and unpaid interest under this Note shall automatically be converted into shares of Pure Cycle common stock, one third (1/3) of $.01 par value, at the initial Conversion Price per share (the “Conversion Price”) of the lower of: (i) $2.70 per share, and (ii) ninety percent (90%) of the price per share paid by certain investors in a shelf offering by Pure Cycle on or before October 31, 2011 of common stock from Pure Cycle’s outstanding shelf registration filed on Form S-3, as amended (Registration No. 333-168160), but subject to adjustment as provided below in the event of either (i) or (ii). The conversion shall be deemed to have taken place at 5:01 p.m., Mountain Time, on the date the inspector of elections certifies the shareholder vote for the shareholder meeting at which approval for conversion is obtained.

If shareholder approval is not obtained, Pure Cycle may continue to seek shareholder approval at any special or annual meeting of shareholders held prior to the Maturity Date.
In the event of conversion, Holder shall surrender the original Note for cancellation at the principal office of Pure Cycle accompanied by a notice of conversion specifying the name or names in which the shares are of common stock are to be issued and such other information reasonably requested by Pure Cycle, including, but not limited to, an opinion of counsel satisfactory to Pure Cycle that registration is not required under the Securities Act to issue shares in the name of persons other than the Holder. Holder shall be treated as the record holder of shares of common stock effective as of the date and time of conversion and shall have no remaining rights with respect to the Note so converted, and the Note shall be cancelled.
As promptly as practicable (but no more than fifteen (15) business days) after the surrender of the Note for conversion, Pure Cycle shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to Holder certificate(s) representing the number of shares of common stock into which the Note is entitled to be converted or evidence of the issuance of such shares in book-entry form.
Pure Cycle shall not be required to issue fractions of shares of common stock upon conversion of this Note. If any fraction of a share would, but for this paragraph, be issuable upon any conversion of this Note, in lieu of such fractional share, Pure Cycle shall deliver cash in the amount of the fair market value of such fractional interest.
Each certificate for shares of common stock issued upon conversion of this Note shall bear the following legend:
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. NEITHER SUCH SHARES NOR ANY PORTION THEREOF OR INTEREST THEREIN MAY BE SOLD, OFFERED FOR SALE, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SHARES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS.”

Pure Cycle shall reserve and keep available out of its authorized but unissued common stock such number of shares of common stock as shall from time to time be sufficient to effect the conversion of all outstanding principal and accrued and unpaid interest on this Note.
All shares of common stock which may be issued upon conversion of this Note will upon issuance, be validly issued, fully paid and nonassessable.
In the event Pure Cycle at any time or from time to time after the date of this Note effects a subdivision, combination or reclassification of its outstanding shares of common stock into a greater or lesser number of shares, then and in each such event the Conversion Price shall be adjusted (and any other appropriate actions shall be taken by Pure Cycle) so that Holder shall be entitled to receive the number of shares of common stock or other securities of Pure Cycle upon surrender of the Note that Holder would have owned or would have been entitled to receive upon or by reason of any of the events described above had the Note been converted immediately prior to the occurrence of such event.
In case of any share exchange, reorganization, consolidation with or merger of Pure Cycle with or into another corporation, or in case of any sale, lease, conveyance or disposition to another corporation of the assets of Pure Cycle as an entirety or substantially as an entirety, which is not treated as a liquidation, dissolution or winding up of Pure Cycle, this Note shall after the date of such share exchange, reorganization, consolidation, merger, sale, lease, conveyance or disposition be convertible into the number of shares of stock or other securities or property (including cash) to which the common stock issuable (at the time of such share exchange, reorganization, consolidation, merger, sale, lease, conveyance or disposition) upon conversion of this Note would have been entitled upon such share exchange, reorganization, consolidation, merger, sale, lease, conveyance or disposition; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of Holder shall be appropriately adjusted (as determined by the board of directors) so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the Note.
3.
Interest. The first six (6) months of interest accrued, and not yet paid, on this Note shall become due and payable in cash on April 1, 2011. Additionally, all further interest shall continue to accrue and become payable on the first of each month, beginning May 1, 2011, until such time as this Note, is either: (i) paid in full, or (ii) converted to common stock of Pure Cycle.

4.	Registration Rights. On the date hereof, the Holder and Pure Cycle shall enter into the Registration Rights Agreement attached hereto as Schedule 1.

5.	Holder Approval. So long as this Note remains outstanding, the consent of Holder shall be necessary for Pure Cycle to do any one or more of the following:
a.
purchase, repurchase or redeem any shares of Pure Cycle’s capital stock, except Pure Cycle may repurchase or redeem (i) the Series B Preferred Stock and (ii) shares issued pursuant to Pure Cycle’s equity incentive plans;

b.	declare or pay dividends or any other distributions on the common stock;
c.	increase the authorized number of shares of common stock;
d.	incur indebtedness in excess of $5,000,000 (except indebtedness incurred to repay this Note in full); or
e.	permit any subsidiary to issue stock except to Pure Cycle.
6.
Miscellaneous. Pure Cycle shall not at any time after the date hereof issue Additional Shares of Common Stock without consideration or for a net consideration per share less than the Conversion Price in effect immediately prior to such issuance.

For purposes of the preceding paragraph, any obligation, agreement or undertaking to issue warrants, options or other subscription or purchase rights with respect to shares of common stock of Pure Cycle and the issuance of any securities convertible into or exchangeable for shares of common stock (or the issuance of any warrants, options or any rights with respect to such convertible or exchangeable securities) (collectively, “Convertible Securities”) shall be deemed an issuance at the time such obligation, agreement or undertaking is made or arises. For purposes of this Note, the “net consideration per share” shall mean the amount equal to the total amount of consideration, if any, received by Pure Cycle for the issuance of such Convertible Securities plus the minimum amount of consideration, if any, payable to Pure Cycle upon exercise or conversion thereof, divided by the aggregate number of shares of Common Stock that would be issued if such Convertible Securities were exercised, exchanged or converted.
For purposes of this Note, if a part or all of the consideration received by Pure Cycle in connection with the issuance of the shares of common stock or the issuance of any Convertible Securities consists of property other than cash, such consideration shall be deemed to have the same value as shall be determined in good faith by the board of directors of Pure Cycle.
“Additional Shares of Common Stock” shall mean all shares of common stock, Convertible Securities, and rights or options to acquire common stock issued by Pure Cycle after the date hereof, other than the foregoing (i) issued to officers, employees or directors of, or consultants and advisors to, Pure Cycle or any affiliate pursuant to any stock purchase or stock option plan or other arrangement that is approved by the board of directors, including, but not limited to Pure Cycle’s 2004 Incentive Plan (including shares issued upon exercise of rights or options to acquire common stock or conversion of Convertible Securities pursuant to such plans or arrangements); (ii) issued upon exercise or conversion of outstanding rights or options to acquire common stock or Convertible Securities; and (iii) up to ten million dollars ($10,000,000) worth of shares of common stock issued pursuant to Pure Cycle’s outstanding shelf registration filed on Form S-3, as amended (Registration No. 333-168160) or any subsequent registration statement that Pure Cycle may file to replace the above named registration statement.

7.
Stamp and Applicable Taxes. Pure Cycle shall pay any and all documentary stamp and other transaction taxes attributable to the issuance or delivery of shares of common stock upon conversion of this Note; provided, however, that Pure Cycle shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of common stock in a name other than that of Holder and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to Pure Cycle the amount of any such tax or has established, to the satisfaction of Pure Cycle, that such tax has been paid.

8.	Preemptive Rights. Holder is not entitled to any preemptive or subscription rights in respect of any securities of Pure Cycle.
9.
Notices. Any notices or other communications required or permitted hereunder shall be in writing and if to Pure Cycle, addressed to its principal place of business and if to Holder, addressed to the address designated in the first paragraph of this Note. All notices and other communications shall be effective (i) if mailed, when received or (ii) if sent by express mail or courier, when delivered.

10.
Pre-Payment. Pure Cycle shall have the right of prepaying all or any part of this Note without penalty. Pure Cycle waives demand, presentment for payment, notice of nonpayment, protest, notice of protest, and all other notices, filing of suit and diligence in collecting this Note.

11.
Validity of Interest. The provisions of this Note and of all agreements now or hereafter existing between Pure Cycle and Holder are hereby expressly limited so that in no contingency or event whatever shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of the sums evidenced by this Note exceed the maximum amount permissible under applicable law. If from any circumstance whatever the performance or fulfillment of any provision of this Note, or of any other agreement between Pure Cycle and Holder, should involve or purport to require any payment in excess of the limit prescribed by law, then the obligation to be performed or fulfilled is hereby reduced to the limit of such validity, and if from any circumstance whatever Holder should ever receive as interest an amount which would exceed the highest lawful rate, then the amount which would be excessive interest shall be applied to the reduction of principal (or, at Holder’s option, be paid over to Pure Cycle) and shall not be counted as interest.

12.
Severability. If any provision of this Note or of any other instrument securing or executed in connection with this Note is, for any reason and to any extent, invalid and unenforceable, then neither the remainder of the document in which such provision is contained, nor the application of the provision to other persons, entities or circumstances, nor any other document referred to in this Note, shall be affected by such invalidity or unenforceability, and there shall be deemed substituted for the invalid or unenforceable provision the most similar provision which would be valid and enforceable under applicable law.

13.
Amendments and Waivers. This Note may not be amended, waived or discharged except by an agreement in writing signed by the party against whom enforcement of any such amendment, waiver, or discharge is sought.

14.	Transfer. This Note may not be sold, assigned, pledged, transferred or otherwise transferred by Holder without the prior written consent of Pure Cycle.
15.
Holidays. If any payment of principal or interest upon this Note shall become due and payable on Saturday, Sunday or a public holiday under federal law or the laws of the State of Colorado, the due date of such payment shall be extended to the next succeeding full business day and, in the case of principal, interest thereon at the applicable rate shall be payable during such extension.

16.
Governing Law. This Note is being made and delivered in the State of Colorado, and its provisions shall be governed by, construed and enforced in accordance with, the laws of the State of Colorado, without reference to any conflict or choice of law principal.

ATTEST:		PURE CYCLE CORPORATION

BY:	/s/ Scott E. Lehman Scott E. Lehman, Secretary	By:	/s/ Mark W. Harding Mark W. Harding, President